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                                                                   EXHIBIT 10.31

                              LOCKHEED CORPORATION

                         RETIREMENT PLAN FOR DIRECTORS

                           EFFECTIVE JANUARY 1, 1987

                          AS AMENDED FEBRUARY 6, 1995


                                  I.  Purpose

                          The purpose of this plan shall be to provide
recognition and retirement compensation to eligible members of the Board of Directors ("Board") of Lockheed Corporation ("Company") to facilitate the Company's ability to attract, retain, and reward members of its Board.

                                II.  Eligibility

                          Eligibility in this plan shall be limited to members
of the Board who are not employees of the Company who have at least five years of total service on the Board as a director, and who resign or retire from the Board in good standing.

                            III.  Amount of Benefit

                          Each eligible director shall be entitled to an annual
retirement benefit which shall be equal to the annual retainer fee for directors as in effect at the time of the eligible director's resignation or retirement. For purposes of this calculation the annual retainer fee shall include any annual amount automatically deposited in a trust for the purpose of purchasing the Corporation's stock in accordance with the Deferred Compensation Plan for Directors of Lockheed Corporation. This benefit shall be paid either monthly or in one lump sum, as provided in Article IV. No additional amount shall be paid for service on any of the committees of the Board, nor shall interest be paid on these amounts.

                   IV.  Commencement and Duration of Benefits

                 A.  Monthly Payments.

                          Unless a lump sum payment is elected pursuant to
paragraph B, benefit payments will begin on the first day of the month on or after the date on which an eligible director leaves the Board provided the director is at least age 65. An eligible director who leaves the Board prior to age 65 shall begin receiving benefit payments on the first day of the month following the month in which the director turns 65. Benefits
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will be paid on the first day of each month thereafter and will be paid for a period equal to the number of years that the eligible director served as an outside director of the Company, provided such director, or spouse thereof, survives for such period. Fractional years of service will be rounded up to the next higher whole year. In no event shall the payment period exceed twenty
(20) years. Upon the death of the eligible director, any remaining retirement benefits under this plan will be paid to his or her spouse according to the same payment schedule as set forth above. If there is no spouse living at the time of death of the eligible director, no further payments will be made.

                 B. Lump Sum Payment Option. In lieu of receipt of monthly payments under paragraph A above, an eligible director may irrevocably elect to receive in a single lump sum payment an amount which is the actuarial equivalent of the monthly benefits described in paragraph A. The actuarial equivalent shall be computed using the interest rate which is one percent (1%) above the rate which would be used by the Pension Benefit Guaranty Corporation to determine the present value of an immediate lump sum distribution on termination of a pension plan, as in effect on January 1 of the year in which monthly payments would otherwise begin under this Plan, and the Lockheed Mortality Tables. The election must be made within the sixty (60) day period preceding the later of the director's retirement from the Board or attainment of age sixty five (65), by filing a written election with the Company's Vice President of Human Resources. Payment will be made to the eligible director six (6) months following the date monthly payments would otherwise begin pursuant to paragraph A.

                 If a director who elects a lump sum payment should die after leaving the Board but before the lump sum payment date, the lump sum benefit will be paid on the lump sum payment date to the director's spouse. If the spouse is not living on the lump sum payment date, no payment will be made.

                 C.  Death While a Board Member.

                          If the eligible director should die while still a
Board member, the spouse will receive 100% of the benefit to which the director would have been entitled had the director resigned on the date he or she died. Monthly payments will commence to the spouse on the earlier of the date on which the eligible director would have become entitled to receive payments, or on the first day of the month following the month the spouse attains age 65, but in no event earlier than the first day of the third month following the director's death. In lieu of receiving monthly payments, the surviving spouse may irrevocably elect within sixty (60) days of the director's death to receive an





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actuarially equivalent lump sum payment, calculated in accordance with paragraph B, payable six (6) months after the date monthly payments to the spouse would otherwise begin. If the spouse is not living at the time benefits become payable, no payment will be made.

                 D. Involuntary Termination of Director Status. If an eligible director's status as a Member of the Board is involuntarily terminated other than by death, either before or after age 65, within thirty (30) calendar days following such involuntary change in status there shall be paid to such director an actuarially equivalent lump sum payment, calculated in accordance with paragraph B, of the Director's retirement benefit.

                               V.  Administration

                          The Salary Board of the Company, or the Vice
President of Human Resources, if authorized to act on its behalf, shall have full and final authority to interpret this plan to make determinations which they believe advisable for the administration of the plan, to approve ministerial changes or amendments to the plan, to interpret plan provisions, and to approve changes as may from time to time be required by law or regulation. All decisions and determinations by the Salary Board shall be final and binding upon all parties.

                          If any person entitled to payments under this plan
is, in the opinion of the Salary Board or its designee, incapacitated and unable to use such payments in his or her own best interest, the Salary Board or its designee may direct that payments (or any portion) be made to that person's legal guardian or conservator, or that person's spouse, as an alternative to the payment to the person unable to use the payments. The Salary Board or its designee shall have no obligation to supervise the use of such payments, and court-appointed guardianship or conservatorship may be required.

       This Plan shall be governed by the laws of the State of Delaware.


                    VI   TRUST

                          Although the Plan is an unfunded plan, the Company
has established a trust (the "Trust") pursuant to a trust agreement dated December 22, 1994 by and between the Company and J. P. Morgan California to hold assets, subject to the claims of the Company's creditors in the event of its insolvency, to pay benefits under this Plan. The Company shall no later than nine months following the close of its fiscal year make contributions





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to the Trust in an amount sufficient, when added to the then principal of the
Trust and after consideration of benefits to be paid pursuant to other plans covered by the Trust, to equal the present value of benefits which have accrued under the Plan during the preceding fiscal year, as such amount is determined by an independent actuary.


                     VII  AMENDMENT OR TERMINATION OF PLAN

                          The Board of Directors shall have the right to amend
or terminate this Plan at any time. In the event of Plan amendment or termination, the Plan benefit payable on account of a retired or deceased director shall not be impaired, and the Plan benefit of other directors shall not be less than the benefit to which each such director would have been entitled if he or she had retired immediately prior to such amendment or termination of the Plan.





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